Exhibit 99.1
ManTech Announces Financial Results for
First Quarter of 2015

•	Revenues: $370 million; Operating Income: $20 million; Diluted EPS: $0.31

•	Operating Margin of 5.4%, up 100 basis points from first quarter of 2014

•	Cash Flow from Operations: $26 million or 2.2 times net income

•	Acquisition of Welkin Associates, Ltd. expands high-end solutions to the Intelligence Community and Department of Defense

FAIRFAX, Va., April 29, 2015 (GLOBE NEWSWIRE) – ManTech International Corporation (Nasdaq:MANT), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the first quarter of fiscal year 2015, which ended March 31, 2015.

"ManTech began the year with improved margin performance driven by strong direct labor delivery in support of critical missions," said ManTech Chairman and Chief Executive Officer George J. Pedersen. "We expect revenues to increase through acquisitions and new business awards with greater certainty around funding in our markets. Contract activity across the industry is starting to increase, and more high-quality companies are becoming available for acquisition. We are excited by the acquisition of Welkin Associates, Ltd., formerly a wholly-owned subsidiary of CSC, which provides high-end engineering services to the Intelligence Community and DoD, and we are actively looking at other promising acquisition candidates to accelerate ManTech's growth."

Summary Operating Results

Revenues for the quarter were $370.3 million, down from $411.4 million in the fourth quarter of 2014, primarily due to reduced subcontractor and materials requirements related to ManTech's support in Afghanistan and other countries in the region. In-theater staffing today is about 300 people compared to about 2,400 in early 2013. Annualized direct labor was up compared to the fourth quarter of 2014 after adjusting for 2 fewer working days in the quarter. Support for Overseas Contingency Operations contributed roughly $23 million in revenues in the quarter, down about $8 million from the fourth quarter of 2014.

Operating income for the quarter was $20 million, essentially unchanged from the first quarter of 2014. Quarterly operating margin of 5.4% increased 100 basis points from the first quarter of 2014, as the result of direct labor mix, strong contract performance, and improved cost management. For the quarter net income was $12 million and diluted earnings per share were $0.31, up 22.0% and 19.2%, respectively, compared to the first quarter of 2014 as a result of margin expansion as well as reduced interest expense from redeeming Senior Notes in the second quarter of 2014.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $26 million or 2.2 times net income. Days sales outstanding (DSO) were 87 days. DSO temporarily increased while upgrading the company's financial management system.

During the quarter, the company paid $7.9 million, or $0.21 per share, to its common stockholders of record as of March 6, 2015. As of March 31, 2015, the company had $44 million in cash and cash equivalents and no outstanding borrowings on its $500 million revolving-credit facility, which provides the company with the financial capacity to pursue acquisitions, issue dividends, and maintain a strong balance sheet.

After the close of the quarter, the company acquired Welkin Associates. The acquisition will enable ManTech to pursue large engineering and support opportunities throughout the Intelligence Community and the Department of Defense. The acquisition brings highly skilled employees, virtually all directly supporting intelligence missions. Welkin will become part of ManTech’s Mission, Cyber and Intelligence Solutions Group.

The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on June 19, 2015, to all common stockholders of record as of June 5, 2015, as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech's Board of Directors.

Contract Awards

Contract awards (bookings) totaled $149 million in the quarter, representing a book-to-bill ratio of 0.4. Approximately 44% of the awards were for new business, primarily in the areas of health, software support, and systems engineering. Proposal activity remains high, and during the quarter the company identified $2 billion in additional proposals that it expects to submit in 2015. The company’s backlog of business at the end of quarter was $3.0 billion, of which $0.9 billion was funded.

Forward Guidance

The company is revising its expected revenue, net income, and diluted earnings per share as specified in the table below.

Measure	Fiscal 2015 Guidance
Revenue (million)	$1,600 - $1,700
Net Income (million)	$53.7 - $57.9
Diluted Earnings per Share	$1.43 - $1.54

ManTech Chief Financial Officer Kevin M. Phillips said, “I am pleased by the earnings and margin performance and cash collections in the first quarter. Revenues were lower than expected as projected new contract awards did not materialize and customers held back on material purchases. Our revised revenue guidance anticipates about $100 million from our substantial new business pipeline and additional acquisitions. Our strong balance sheet and excellent cash generation will enable us to expand our position in the growth areas within the government services market.”

Conference Call

ManTech executive management will hold a conference call on April 29, 2015, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 99485485. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately 2 hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security, Energy, Veteran Affairs, and Justice, including the Federal Bureau of Investigation (FBI); the health and space communities; and other U.S. government customers. We provide support to critical national security programs for approximately 50 federal agencies through more than 1,000 current contracts. ManTech's expertise includes cyber; software and systems development; enterprise information technology; multi-discipline intelligence; program protection and mission assurance; systems engineering; test and evaluation (T&E); command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR); training; global logistics and supply chain management; and management consulting. ManTech supports major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes or delays in U.S. government spending for programs we support due to cost cutting and efficiency initiatives, changing mission priorities or other federal budget constraints generally; uncertainty regarding the timing and nature of government action to complete the budget and appropriations process, continue federal government operations or address budgetary constraints or other factors; failure to compete effectively for new contract awards or to retain existing U.S. government contracts; failure to obtain option awards, task orders or funding under contracts; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; delays in the competitive bidding process caused by competitors' protests of contract awards received by us or other factors; renegotiation, modification or termination of our contracts; failure to perform in conformity with contract terms or our expectations; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to successfully identify and execute future acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or service failures (including as a result of cyber or other security threats) or employee or subcontractor misconduct; non-compliance with, or adverse changes in, complex U.S. government procurement laws, regulations or processes; failure to maintain strong relationships with other contractors; and adverse results of U.S. government audits or other investigations of our government contracts. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in ManTech's Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 20, 2015, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share Amounts)

	(unaudited)
	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$43,628	$23,781
Receivables—net	358,366	377,156
Prepaid expenses and other	18,492	18,207
Total Current Assets	420,486	419,144
Goodwill	851,640	851,640
Other intangible assets—net	150,365	155,250
Employee supplemental savings plan assets	32,386	31,741
Property and equipment—net	25,259	25,743
Other assets	3,910	3,884
TOTAL ASSETS	$1,484,046	$1,487,402
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable and accrued expenses	$122,996	$149,506
Accrued salaries and related expenses	66,227	57,409
Billings in excess of revenue earned	17,873	13,408
Deferred income taxes—current	3,232	3,330
Total Current Liabilities	210,328	223,653
Deferred income taxes—non-current	69,774	65,103
Accrued retirement	30,261	32,804
Other long-term liabilities	11,162	11,063
TOTAL LIABILITIES	321,525	332,623
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 24,575,402 and 24,423,514 shares issued at March 31, 2015 and December 31, 2014; 24,331,289 and 24,179,401 shares outstanding at March 31, 2015 and December 31, 2014	246	244
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,192,845 shares issued and outstanding at March 31, 2015 and December 31, 2014	132	132
Additional paid-in capital	432,762	428,895
Treasury stock, 244,113 and 244,113 shares at cost at March 31, 2015 and December 31, 2014	(9,158)	(9,158)
Retained earnings	738,771	734,873
Accumulated other comprehensive loss	(232)	(207)
TOTAL STOCKHOLDERS’ EQUITY	1,162,521	1,154,779
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,484,046	$1,487,402

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)

	(unaudited) Three months ended March 31,
	2015	2014
REVENUES	$370,330	$452,033
Cost of services	314,149	393,009
General and administrative expenses	36,335	38,982
OPERATING INCOME	19,846	20,042
Interest expense	(275)	(4,119)
Interest income	67	177
Other income (expense), net	(141)	(41)
INCOME FROM OPERATIONS BEFORE INCOME TAXES AND EQUITY METHOD INVESTMENTS	19,497	16,059
Provision for income taxes	(7,739)	(6,368)
Equity in losses of unconsolidated subsidiaries	—	(57)
NET INCOME	$11,758	$9,634
BASIC EARNINGS PER SHARE:
Class A common stock	$0.31	$0.26
Class B common stock	$0.31	$0.26
DILUTED EARNINGS PER SHARE:
Class A common stock	$0.31	$0.26
Class B common stock	$0.31	$0.26

MANTECH INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(unaudited) Three months ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,758	$9,634
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,178	7,592
Deferred income taxes	2,966	2,825
Stock-based compensation	1,210	1,226
Excess tax benefits from exercise of stock options	(58)	(10)
Equity in losses of unconsolidated subsidiaries	—	57
Change in assets and liabilities—net of effects from acquired businesses:
Receivables—net	18,790	77,448
Prepaid expenses and other	(298)	2,423
Contractual inventory	—	3,717
Accounts payable and accrued expenses	(25,698)	(46,987)
Accrued salaries and related expenses	8,818	7,622
Billings in excess of revenue earned	4,465	(440)
Accrued retirement	(2,543)	(2,460)
Other	(738)	(393)
Net cash flow from operating activities	25,850	62,254
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,572)	(909)
Investment in unconsolidated subsidiaries	(750)	(21)
Investment in capitalized software for internal use	(96)	(2,603)
Proceeds from sale of investment	13	—
Acquisition of businesses—net of cash acquired	—	(44,927)
Net cash flow from investing activities	(2,405)	(48,460)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(7,856)	(7,809)
Proceeds from exercise of stock options	4,200	633
Borrowings under revolving credit facility	1,500	—
Repayments under revolving credit facility	(1,500)	—
Excess tax benefits from exercise of stock options	58	10
Net cash flow from financing activities	(3,598)	(7,166)
NET CHANGE IN CASH AND CASH EQUIVALENTS	19,847	6,628
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,781	269,001
CASH AND CASH EQUIVALENTS, END OF PERIOD	$43,628	$275,629

ManTech-F

Contact:    ManTech International Corporation
Stuart Davis, (703) 218-8269
stuart.davis@mantech.com